EXHIBIT 99.1

101 Gateway Centre Parkway • Richmond, Virginia  23235 • Telephone: 804-267-8000 • Fax: 804-267-8850 • Website: www.landam.com

FOR IMMEDIATE RELEASE: November 19, 2003	CONTACTS: G. William Evans Chief Financial Officer 804-267-8114	H. Randolph Farmer Senior Vice President Corporate Communications 804-267-8120

LandAmerica Financial Group, Inc.

Announces Proposed Offering of Convertible Debentures

RICHMOND, Va. —November 19, 2003—LandAmerica Financial Group, Inc. (NYSE: LFG) today announced its intention to sell, subject to market and other conditions, approximately $100.0 million principal amount of Convertible Senior Debentures due 2033, to qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933, as amended. In addition, LandAmerica is expected to grant the initial purchasers an option to purchase up to an additional $15.0 million principal amount of the debentures. The terms of the debentures to be offered will be determined by negotiations between LandAmerica and the initial purchasers of the debentures. LandAmerica intends to use the proceeds of the offering as cash for investment and for general corporate purposes.

The debentures being offered and the common stock issuable upon conversion of the debentures have not been registered under the Securities Act of 1933, as amended, or any state securities laws, and may not be offered or sold in the United States absent registration under, or an applicable exemption from, the registration requirements of the Securities Act of 1933, as amended and applicable state securities laws.

This press release shall not constitute an offer to sell or a solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful. This press release is being issued pursuant to and in accordance with Rule 135c under the Securities Act of 1933, as amended.

###